     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              ABBOTT LABORATORIES
             (Exact name of registrant as specified in its charter)
                           --------------------------

                      ILLINOIS                                             36-0698440
            (State or other jurisdiction                      (I.R.S. Employer Identification No.)
         of incorporation or organization)

                              100 ABBOTT PARK ROAD
                        ABBOTT PARK, ILLINOIS 60064-6400
                                 (847) 937-6100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOSE M. DE LASA
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                              ABBOTT LABORATORIES
                              100 ABBOTT PARK ROAD
                        ABBOTT PARK, ILLINOIS 60064-6020
                                 (847) 937-8905
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                 PHILIP J. NIEHOFF                                  CHARLES W. MULANEY, JR.
                Mayer, Brown & Platt                          Skadden, Arps, Slate, Meagher & Flom
              190 South LaSalle Street                               333 West Wacker Drive
              Chicago, Illinois 60603                               Chicago, Illinois 60606
                   (312) 782-0600                                        (312) 407-0700

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                      TITLE OF EACH CLASS OF                              AMOUNT TO BE               AMOUNT OF
                   SECURITIES TO BE REGISTERED                           REGISTERED(1)         REGISTRATION FEE(2)(3)
Common Shares, Without Par Value, and Debt Securities.............       $1,350,000,000               $166,800

(1) If any Debt Securities are issued at an original issue discount, then the principal account of such Debt Securities shall be such greater principal amount as shall result in an aggregate initial offering price not to exceed $1,350,000,000 less the aggregate dollar amount of all securities previously issued hereunder.
(2) Pursuant to Rule 457(o) under the Securities Act of 1933, the registration fee is calculated on the maximum offering price of all securities listed, and the table does not specify information about the amount to be registered.
(3) Pursuant to Rule 429 under the Securities Act of 1933, $750,000,000 of debt securities are being carried forward from registration statement on Form S-3 (No. 333-63481) for inclusion in this prospectus. Of the $1,350,000,000 of securities registered hereby, $750,000,000 may therefore be issued only in the form of debt securities. A registration fee of $221,250 has previously been paid with respect to the debt securities. The fee for such debt securities was paid in September 1998 and thus calculated using the registration fees for fiscal year 1998.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. ABBOTT MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND ABBOTT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 23, 1999

PROSPECTUS

                              ABBOTT LABORATORIES

    By this prospectus, Abbott may offer from time to time a total of up to $1,350,000,000 of common shares and debt securities, which may include up to:

                               --$600,000,000 of common shares
                               --$1,350,000,000 of debt securities

    Abbott will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                     This prospectus is dated July   , 1999

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that Abbott filed with the Securities and Exchange Commission under the shelf process. Abbott may sell common shares for up to $600,000,000 and debt securities for up to $1,350,000,000 under this prospectus, but the total sales of all securities sold under this prospectus may not exceed $1,350,000,000. This prospectus provides you with a general description of the securities Abbott may offer. Each time Abbott sells securities, Abbott will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                              ABBOTT LABORATORIES

    Abbott Laboratories is an Illinois corporation incorporated in 1900. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products and services.

    Abbott has six revenue segments:

    (1) Pharmaceutical Products--includes a broad line of adult and pediatric pharmaceuticals which are sold primarily on the prescription or recommendation of physicians.

    (2) Diagnostic Products--includes diagnostic systems and tests for blood banks, hospitals, commercial laboratories, alternate-care testing sites and consumers.

    (3) Hospital Products--includes drug and drug delivery systems, perioperative and intensive care products, cardiovascular products, renal products, oncology products, intravenous and irrigation solutions, related manual and electronic administration equipment and diagnostic imaging products for hospitals and alternate-care sites.

    (4) Ross Products--includes a broad line of adult and pediatric nutritionals. These products are sold primarily on the recommendation of physicians or other health care professionals. The segment also includes specialty pharmaceuticals and consumer products.

    (5) International--includes a broad line of hospital, pharmaceutical and adult and pediatric nutritional products marketed and primarily manufactured outside the United States. These products are sold primarily on the prescription or recommendation of physicians and other health care professionals. This segment also includes consumer products.

    (6) Chemical and Agricultural Products--includes agricultural and chemical products, bulk pharmaceuticals and animal health products.

    Abbott also has a 50 percent owned joint venture, TAP Holdings Inc. TAP and its subsidiary develop and market pharmaceutical products in the United States. TAP's products are generally sold directly to physicians, retailers, wholesalers, health care facilities and government agencies.

    Abbott purchases, in the ordinary course of business, necessary raw materials and supplies essential to Abbott's operations from numerous suppliers worldwide. Abbott markets products in approximately 130 countries through affiliates and distributors. Most of Abbott's products are sold both in the United States and internationally. Abbott employs approximately 56,000 persons in its various offices, plants and facilities located throughout North America, South America, Europe, Africa, Asia and Australia. Abbott's corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the telephone number is (847) 937-6100.

                                USE OF PROCEEDS

    Abbott will use the net proceeds from the sale of the securities for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities will be issued under an indenture between Abbott and Harris Trust and Savings Bank, as trustee. The following is a summary of the material provisions of the indenture and is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever Abbott refers to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or prospectus supplement. You should review the indenture that is filed as an exhibit to the registration statement for additional information.

    The following summarizes certain general terms and provisions of the debt securities. Each time Abbott offers debt securities, the prospectus supplement relating to that offering will describe the terms of the debt securities Abbott is offering.

GENERAL

    Abbott may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The debt securities will be Abbott's unsecured and unsubordinated obligations and will rank equally and ratably with Abbott's other unsecured and unsubordinated obligations.

    Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at the office or agency to be maintained by Abbott in Chicago and at any other office or agency Abbott maintains for such purpose. The debt securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but Abbott may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

    The prospectus supplement will describe the following terms of the debt securities Abbott is offering:

    - the title of the debt securities;

    - any limit on the aggregate principal amount of the debt securities;

    - the date or dates on which the principal of the debt securities is payable;

    - the rate or rates, which may be fixed or variable, at which the debt securities will bear interest or the method by which the rate or rates will be determined, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, and the regular record date for the interest payable on any interest payment date;

    - the place or places where the principal of and any premium and interest on the debt securities will be payable;

    - the person who is entitled to receive any interest on the debt securities, if other than the record holder on the record date;

    - the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Abbott;

    - the obligation, if any, of Abbott to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which Abbott will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

    - the currency, currencies or currency units in which Abbott will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America;

    - if the amount of payments of principal of or any premium or interest on any debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

    - if the principal of or any premium or interest on any debt securities is to be payable, at Abbott's election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

    - if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity;

    - the applicability of the provisions described in the section of this prospectus captioned, "Defeasance and Covenant Defeasance;"

    - if the debt securities will be issued in whole or in part in the form of a book-entry security as described in the section of this prospectus captioned, "Book-Entry Securities," the depository Abbott appointed or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee; and

    - any other terms of the debt securities.

    Abbott may offer and sell the debt securities as original issue discount securities at a substantial discount below their stated principal amount. The prospectus supplement will describe the federal income tax consequences and other special considerations applicable to original issue discount securities and any debt securities the federal tax laws treat as having been issued with original issue discount. "Original issue discount securities" means any debt security which provides for an amount less than its principal amount to be due and payable upon the declaration of acceleration of the maturity of the debt security upon the occurrence and continuation of an "Event of Default."

    The indenture does not contain covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

BOOK-ENTRY SECURITIES

    The debt securities will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or other successor depository Abbott appoints and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

    DTC will act as securities depository for the securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global security will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of debt securities.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

    To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

    Neither DTC nor Cede & Co will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to Abbott as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

    Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from Abbott or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the trustee or Abbott, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is Abbott's responsibility or the trustee's, disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

    A beneficial owner must give notice to elect to have its debt securities purchased or tendered, through its participant, to a tender agent, and shall effect delivery of debt securities by causing the direct participants to transfer the participant's interest in the debt securities, on DTC's records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to the tender agent's account.

    DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to Abbott or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained debt security certificates are required to be printed and delivered.

    Abbott may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Abbott believes to be reliable, but Abbott takes no responsibility for their accuracy.

CERTAIN COVENANTS OF THE COMPANY

    RESTRICTIONS ON SECURED DEBT. Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, if Abbott or any domestic subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any principal domestic property or on any shares of stock or debt of any domestic subsidiary, Abbott will secure, or cause its domestic subsidiary to secure, the debt securities equally and ratably with, or prior to, that indebtedness, so long as that indebtedness is to be secured, unless after giving effect to it the aggregate amount of all secured indebtedness, together with all attributable debt in respect of sale and leaseback transactions involving principal domestic properties, would not exceed 15% of Abbott's consolidated net assets. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, indebtedness secured by:

    - mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a domestic subsidiary;

    - mortgages in favor of Abbott or any domestic subsidiary;

    - mortgages in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

    - mortgages on property, shares of stock or debt existing at the time of acquisition, including acquisition through merger or consolidation, purchase money mortgages and construction cost mortgages existing at or incurred within 120 days of the time of acquisition;

    - mortgages existing on the first date on which the debt security is authenticated by the trustee;

    - mortgages incurred in connection with pollution control, industrial revenue or similar financings; and

    - any extension, renewal or replacement of any debt secured by any mortgage referred to in the foregoing list, inclusive.

    The following are the meanings of terms that are important in understanding the restrictive covenants previously described:

    - "subsidiary" means any corporation of which Abbott directly or indirectly owns or controls stock which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of that corporation's board of directors. The term does not include any corporation that does not own a principal domestic property and Abbott's principal executive officer, president and principal financial officer determine in good faith that Abbott's existing aggregate investments, including those of its domestic subsidiaries, in the corporation are not of material importance to the total business conducted, or assets owned, by Abbott or its domestic subsidiaries.

    - "domestic subsidiary" means a subsidiary of Abbott which transacts substantially all of its business or maintains substantially all of its property within the United States, excluding its territories, possessions and Puerto Rico, except a subsidiary which:

       (1) is engaged primarily in financing operations outside of the United States or in leasing personal property or financing inventory, receivables or other property; or

       (2) does not own a principal domestic property.

    - "principal domestic property" means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution, located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by Abbott or one of Abbott's subsidiaries and having a net book value in excess of 2% of Abbott's consolidated net assets, other than any such building, structure or other facility or a portion which is a pollution control facility financed by state or local governmental obligations or which Abbott's principal executive officer, president and principal financial officer determine in good faith is not of material importance to the total business conducted or assets owned by Abbott and its subsidiaries as an entirety.

    - "consolidated net assets" means the aggregate amount of assets, less reserves and other deductible items, after deducting current liabilities, as shown on Abbott's consolidated balance sheet contained in the latest annual report to Abbott's stockholders and prepared in accordance with generally accepted accounting principles.

    - "attributable debt" means the present value (discounted at the rate of 8% each year compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

    RESTRICTIONS ON SALES AND LEASEBACKS. Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, neither Abbott nor any domestic subsidiary may enter into any sale and leaseback transaction involving any principal domestic property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless:

    - Abbott or the domestic subsidiary could incur a mortgage on the property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

    - Abbott, within 120 days after the sale or transfer by Abbott or any domestic subsidiary, apply to the retirement of Abbott's funded debt, which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount, an amount equal to the greater of:

       (1) the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

       (2) the fair market value of the principal domestic property sold and leased, subject to credits for certain voluntary retirements of funded debt.

EVENTS OF DEFAULT

    With respect to a series of debt securities, any one of the following events will constitute an event of default under the indenture:

    - failure to pay any interest on any debt security of that series when due, continued for 30 days;

    - failure to pay principal of or any premium on any debt security of that series when due;

    - failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

    - Abbott's failure to perform, or breach of, any other covenant or warranty in the indenture, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

    - certain events involving the bankruptcy, insolvency or reorganization of Abbott; or

    - any other event of default provided with respect to debt securities of that series.

    If any event of default occurs and continues, either the trustee of the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, of all the debt securities of that series to be due and payable immediately by a notice in writing to Abbott, and to the trustee if given by holders. The principal amount (or specified amount) will then be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

    The prospectus supplement relating to any series of debt securities that are original issue discount securities will contain the particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an event of default.

    The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

    A holder of any series of debt securities will not have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless:

    - the holder has previously given to the trustee written notice of a continuing event of default;

    - the holders of at least 25 percent in principal amount of the debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

    - the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request; and

    - the trustee has not instituted proceedings within 60 days.

However, these limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium, if any, or interest on their debt security on or after the respective due dates.

    Abbott is required to furnish to the trustee annually a statement as to its performance of certain obligations under the indenture and as to any default.

MODIFICATION AND WAIVER

    Abbott and the trustee may modify and amend the indenture with the consent of the holders of not less than the majority in aggregate principal amount of the outstanding debt securities of each series which is affected. Neither Abbott nor the trustee may, however, modify or amend without the consent of the holders of all debt securities affected if such action would:

    - change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

    - reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the prospectus supplement, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

    - change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

    - impair the right to institute suit for the enforcement of any payment on any debt security on or at the stated maturity thereof, or in the case of redemption, on or after the redemption date;

    - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

    - modify certain provisions of the indenture, except to increase any percentage of principal amount whose holders are required to approve any change to such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected.

    The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by Abbott with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except (1) a default in the payment of principal, premium or interest and (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of those holders of each outstanding debt security of that series who were affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Abbott may not consolidate with or merge into any other company or entity or convey, transfer or lease its properties and assets substantially as an entirety and may not permit any company or entity to merge into or consolidate with Abbott or convey, transfer or lease its properties and assets substantially as an entirety to Abbott, unless:

    - in case Abbott consolidates with or merges into another person or conveys, transfers or leases its properties substantially as an entirety to any person, the person formed by that consolidation or into which Abbott is merged or the person which acquires by conveyance or transfer, or which leases, Abbott's properties and assets substantially as an entirety is a corporation, partnership, or trust organized under the laws of the United States of America, any State or the District of Columbia, and expressly assumes Abbott's obligations on the debt securities under a supplemental indenture;

    - immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

    - if Abbott's properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, Abbott or such successor, as the case may be, takes the necessary steps to secure the debt securities equally and ratably with, or prior to, all indebtedness secured thereby; and

    - Abbott has delivered to the trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

DEFEASANCE AND COVENANT DEFEASANCE

    The indenture provides, unless otherwise indicated in the prospectus supplement relating to that particular series of debt securities, that, at Abbott's option, Abbott:

    - will be discharged from any and all obligations in respect of the debt securities of any series, except for certain obligations to register the transfer of or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust; or

    - need not comply with certain restrictive covenants of the indenture, including those described in the section of the prospectus captioned, "Certain Covenants of the Company," and the occurrence of an event described in the fourth bullet point in the section of the prospectus captioned, "Event of Default" will no longer be an event of default, in each case, if Abbott deposits, in trust, with the trustee money or U.S. Government Obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and premium, if any, and interest on the debt securities of that series on the dates such payments are due, which may include one or more redemption dates that Abbott designates, in accordance with the terms of the debt securities of that series.

    Abbott may establish this trust only if, among other things:

    - no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture shall have occurred and is continuing on the date of the deposit or insofar as an event of default resulting from certain events involving Abbott's bankruptcy or insolvency at any time during the period ending on the 121st day after the date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to Abbott in respect of the deposit;

    - the deposit will not cause the trustee to have any conflicting interest with respect to any other of Abbott's securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a "regulated investment company";

    - the defeasance will not result, in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which Abbott is a party or by which Abbott is bound; and

    - Abbott has delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit or defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of first item above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to Abbott, or otherwise a change in applicable federal income tax law occurring after the date of the indenture.

In the event Abbott omits to comply with its remaining obligations under the indenture after a defeasance of the indenture with respect to the debt securities of any series as described under the second item of the preceding sentence and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. Abbott will, however, remain liable for those payments.

CONCERNING THE TRUSTEE

    Harris Trust and Savings Bank is trustee under the indenture. The trustee performs services for Abbott in the ordinary course of business.

                          DESCRIPTION OF COMMON SHARES

AUTHORIZED AND OUTSTANDING

    As of June 30, 1999, Abbott had 2,400,000,000 authorized common shares, of which 1,521,151,090 were outstanding, and 1,000,000 authorized preferred shares, of which none were outstanding. Abbott's board of directors determines the terms and the manner in which the preferred shares may be issued.

LISTING

    Abbott's common shares are listed on the New York, Chicago, Pacific and London exchanges, as well as the Swiss stock exchange. They are traded on the Boston, Cincinnati and Philadelphia exchanges. The ticker symbol for Abbott's common shares is ABT.

DIVIDENDS

    The board of directors may authorize, and Abbott may make, distributions to its common shareholders, subject to any restriction in Abbott's articles of incorporation and to those limitations prescribed by law.

FULLY PAID

    All of Abbott's outstanding common shares are fully paid and non-assessable. Any additional common shares that Abbott issues will be fully paid and non-assessable.

VOTING RIGHTS

    Each of Abbott's outstanding common shares is entitled to one vote in each matter submitted to a vote at a meeting of shareholders and, in all elections for directors, every shareholder has the right to vote the number of shares owned by it for as many persons as there are directors to be elected, or to cumulate its votes and give one candidate as many votes as shall equal the number of directors multiplied by the number of shares or to distribute its cumulative votes in any proportion among any number of candidates, provided directors are elected according to Abbott's articles of incorporation and by-laws. Abbott's shareholders may vote either in person or by proxy.

SHAREHOLDER ACTION BY WRITTEN CONSENT; MEETINGS

    Under Illinois corporate law, any action required to be taken by Abbott's shareholders may be taken without a meeting and without a vote if a consent in writing is signed by holders of shares having at least the number of votes necessary at a shareholder meeting.

    Abbott's by-laws provide that special meetings of the shareholders of the corporation may be called only by:

    - the board of directors;

    - the chairman of the board of directors;

    - the chief executive officer;

    - the president; or

    - the holders of not less than one-fifth of all outstanding shares entitled to vote on the matter for which the meeting is called.

TRANSFER AGENT AND REGISTRAR

    BankBoston, N.A. is Abbott's transfer agent and registrar. BankBoston is located in Boston, Massachusetts.

                              PLAN OF DISTRIBUTION

    Abbott may sell the securities:

    - directly to purchasers, or

    - through agents, underwriters, or dealers, or

    - through a combination of any of these methods of sale.

    Abbott may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

    Abbott may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions Abbott pays them. Agents may be entitled to indemnification by Abbott against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between Abbott and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for Abbott in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

    If Abbott uses any underwriters in the sale, Abbott will enter into an underwriting agreement with them at the time of sale and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by Abbott against certain liabilities, including liabilities under the Securities Act of 1933, and the underwriters or their affiliates may extend credit to or engage in transactions with or perform services for us in the ordinary course of business.

    If Abbott uses dealers in the sale of the securities, Abbott will sell the securities to those dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for Abbott in the ordinary course of business.

    The debt securities are not proposed to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in debt securities. Abbott cannot predict the activity or liquidity of any trading in the debt securities.

                                 LEGAL OPINIONS

    Certain legal matters in connection with the securities offered hereby will be passed upon for Abbott by Jose M. de Lasa, Esq., Abbott's Senior Vice President, General Counsel and Secretary and by Mayer, Brown & Platt, Chicago, Illinois, and for the underwriters, dealers and agents, if any, by Skadden, Arps, Slate, Meagher & Flom, Chicago, Illinois. As of July 21, 1999, Mr. de Lasa beneficially owned approximately 168,117 Abbott common shares and held options to acquire 413,175 shares of which options to purchase 188,977 shares are currently exercisable. (These amounts include approximately 928 shares held for the benefit of Mr. de Lasa in the Abbott Laboratories Stock Retirement Trust pursuant to the Abbott Laboratories Stock Retirement Plan). The opinions of Mr. de Lasa, Mayer, Brown & Platt and Skadden, Arps, Slate, Meagher & Flom may be conditioned upon, and may be subject to certain assumptions regarding, future action required to be taken by Abbott and any underwriter(s), dealer(s) or agent(s) in connection with the issuance and sale of any securities. The opinions of Mr. de Lasa, Mayer, Brown & Platt and Skadden, Arps, Slate, Meagher & Flom with respect to securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement. Skadden, Arps, Slate, Meagher & Flom from time to time also represents Abbott in connection with certain other matters.

                                    EXPERTS

    Arthur Andersen LLP, independent public accountants, have audited Abbot's consolidated financial statements and schedules included in the Annual Report on Form 10-K for the year ended December 31, 1998, as indicated in their reports, which is incorporated by reference in this registration statement. The consolidated financial statements and schedules are incorporated by reference in reliance on Arthur Andersen LLP's report which is given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Abbott files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Abbott files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Abbott's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Abbott's common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Exchange, and information about Abbott also is available there.

    This prospectus is part of a registration statement that Abbott filed with the SEC. The SEC allows Abbott to "incorporate by reference" the information Abbott files with the SEC. This means that Abbott can disclose important information to you by referring you to other documents that Abbott identifies as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus. Abbott incorporates by reference the documents listed below:

    - Annual Report on Form 10-K for the year ended December 31, 1998.

    - Quarterly Report on Form 10-Q for the quarter end March 31, 1999.

    - Current Report on Form 8-K dated June 30, 1999.

Abbott also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934
(1) after the date of the filing of this registration statement and before its effectiveness and (2) until Abbott has sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Abbott's subsequent filings with the SEC will automatically update and supersede information in this prospectus.

    You may obtain a copy of these filings at no cost by writing to or telephoning Abbott at the following address and telephone number:

               Abbott Laboratories
               100 Abbott Park Road
               Abbott Park, Illinois 60064-6020
               Attention:  Jose M. de Lasa,
                         Senior Vice President, Secretary
                           and General Counsel
               Phone: (847) 937-8905

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. Abbott has not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby:

SEC registration fee..............................................  $ 166,800
Printing and engraving costs......................................  $  20,000
Legal fees and expenses...........................................  $  25,000
Accounting fees and expenses......................................  $   7,500
Trustee fees and expenses.........................................  $  15,000
Rating agency fees................................................  $ 190,000
Miscellaneous.....................................................  $  25,700
                                                                    ---------
  Total...........................................................  $ 450,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Restated Article R-VI of Abbott's Restated Articles of Incorporation provides that the Abbott shall, in the case of persons who are or were directors or officers of Abbott, and may, as to other persons, indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Abbott, or is or was serving at the request of Abbott as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The provisions of Article R-VI are applicable to all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Abbott in advance of the final disposition of such action, suit or proceeding, as authorized by Abbott's Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he or she is entitled to indemnification.

    Section 8.75 of the Illinois Business Corporation Act provides that a corporation may indemnify any person (or his or her personal representatives) who, by reason of the fact that such person is or was a director or officer of such corporation, is made (or threatened to be made) a party to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against reasonable expenses (including attorneys' fees), judgments, fines and settlement payments, if such person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of such corporation and, in criminal actions, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to reasonable expenses (including attorneys' fees) and only if such person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation except to the extent that the adjudicating court otherwise provides. To the extent that such person has been successful in defending any action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for reasonable expenses (including attorneys' fees) incurred by such person in connection therewith.

    The indemnification provided for by the Illinois Business Corporation Act is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the Illinois Business Corporation Act. Abbott's directors and officers are insured under a directors and officers liability insurance policy maintained by Abbott.

    The proposed form of Underwriting Agreement provides for indemnification of Abbott's directors and officers who signed the Registration Statement, and of each person, if any, who controls Abbott, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS.

    A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Lake, State of Illinois, on July 23, 1999.

                                          ABBOTT LABORATORIES

                                          /s/ MILES D. WHITE
                                          --------------------------------------
                                          Miles D. White
                                          Chairman of the Board and Chief
                                          Executive Officer

    Each person whose signature appears below on this registration statement hereby constitutes and appoints Jose M. de Lasa and Gary P. Coughlan and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to the Registrant's Form S-3 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 23, 1999.

/s/ MILES D. WHITE                            /s/ ROBERT L. PARKINSON, JR.
-------------------------------------------   -------------------------------------------
Miles D. White                                Robert L. Parkinson, Jr.
Chairman of the Board, Chief Executive        President, Chief Operating Officer, and
Officer, and Director                         Director

/s/ GARY P. COUGHLAN                          /s/ GARY L. FLYNN
-------------------------------------------   -------------------------------------------
Gary P. Coughlan                              Gary L. Flynn
Senior Vice President, Finance and Chief      Vice President and Controller
Financial Officer                             (principal accounting officer)
(principal financial officer)

/s/ H. LAURANCE FULLER                        /s/ W. ANN REYNOLDS, PH.D.
-------------------------------------------   -------------------------------------------
H. Laurance Fuller                            W. Ann Reynolds, Ph.D.
Director                                      Director

/s/ DAVID A. JONES                            /s/ ROY S. ROBERTS
-------------------------------------------   -------------------------------------------
David A. Jones                                Roy S. Roberts
Director                                      Director

/s/ JEFFREY M. LEIDEN, M.D., PH.D.            /s/ WILLIAM D. SMITHBURG
-------------------------------------------   -------------------------------------------
Jeffrey M. Leiden, M.D., Ph.D.                William D. Smithburg
Director                                      Director

/s/ DAVID A. L. OWEN                          /s/ JOHN R. WALTER
-------------------------------------------   -------------------------------------------
David A. L. Owen                              John R. Walter
Director                                      Director

                                              /s/ WILLIAM L. WEISS
-------------------------------------------   -------------------------------------------
Boone Powell, Jr.                             William L. Weiss
Director                                      Director

-------------------------------------------
A. Barry Rand
Director

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       4.1   Indenture, dated as of October 1, 1993, between us and Harris Trust and Savings Bank (including form of
             Security) (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q
             for the Quarter ended September 30, 1993)

       5.1   Opinion of Jose M. de Lasa

      23.1   Consent of Arthur Andersen LLP

      23.2   Consent of Jose M. de Lasa (included in the opinion filed as Exhibit 5.1 to this registration statement)

      24.1   Power of Attorney (included on signature page of this registration statement)

      25.1   Statement of Eligibility of Harris Trust and Savings Bank on Form T-1